As filed with the Securities and Exchange Commission on March 12, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORTRESS INVESTMENT GROUP LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5837959 (I.R.S. Employer Identification No.)

1345 Avenue of the Americas
New York, New York 10105
(212) 798-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David N. Brooks, Esq.
Vice President, General Counsel and Secretary
Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
(212) 798-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Coco, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	Jonathan L. Friedman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Shares

(1)	Not applicable pursuant to General Instruction II.E. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The registrant is hereby registering an indeterminate amount and number of Class A shares representing Class A limited liability company interests, which may be offered from time to time at indeterminate prices, including Class A shares that may be purchased by underwriters.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee, except for filing fees of $1,693.06 that have already been paid with respect to an aggregate of 6,120,000 Class A shares included in the Registration Statement on Form S-3 (File No. 333-168954) filed on August 20, 2010, all of which securities remain unsold or unissued.

PROSPECTUS

Fortress Investment Group LLC

Class A Shares, Representing Class A Limited Liability Company Interests

Our principals, Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz, and additional selling shareholders to be identified in the future may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, Class A shares representing Class A limited liability company interests. In addition, we may sell Class A shares and use the net proceeds to purchase an equivalent number of outstanding Fortress Operating Group partnership units (and an equal number of Class B shares) from our principals.

We will provide the specific terms of the offering of the Class A shares in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

THIS PROSPECTUS MAY NOT BE USED TO SELL CLASS A SHARES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The Class A shares may be offered and sold to or through underwriting syndicates managed or co-managed by one or more underwriters, dealers and agents, or directly to purchasers. The prospectus supplement for each offering of Class A shares will describe in detail the plan of distribution for that offering. For general information about the distribution of Class A shares offered, please see “Plan of Distribution” on page 43 in this prospectus.

Our Class A shares are listed on the New York Stock Exchange under the trading symbol “FIG.”

Investing in our Class A shares involves risk. You should carefully read and consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2014

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WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports of Form 8-K, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings can be read and copied at the SEC’s public reference rooms in Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Our Class A shares are listed and traded on the New York Stock Exchange (the “NYSE”), under the trading symbol “FIG.” Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.fortress.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or any prospectus supplements, is not a part hereof or thereof and should not be relied upon in making any investment decision with respect to the Class A shares offered by this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling shareholders identified in this prospectus, and other selling shareholders that may be identified in the future, may offer and sell, from time to time, Class A shares in one or more offerings up to an indeterminate total dollar amount. In addition, we may use this registration statement, from time to time, to offer and sell Class A shares and use the net proceeds to purchase an equivalent number of outstanding Fortress Operating Group units (and an equal number of Class B shares) from our principals. This prospectus provides you with a general description of the Class A shares that may be offered. Each time Class A shares are offered for sale, we will provide a prospectus supplement and may provide other offering materials containing specific information about the terms of that offering. The prospectus supplement may add, change or update information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information contained in any prospectus supplement, you should rely on the information in the prospectus supplement. In addition, as described above, we have filed and plan to continue to file documents with the SEC that contain information about us and the business conducted by us. Before you decide to invest in our Class A shares, you should read carefully this prospectus, any accompanying prospectus supplement (including all documents incorporated by reference therein), and the information that we file with the SEC.

The SEC allows us to incorporate information from documents that we have separately filed or will separately file with the SEC into this prospectus and any accompanying prospectus supplement by making reference to those documents in this prospectus or such prospectus supplement. This “incorporation by reference” permits us to disclose important information to you by referencing these separately filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and, where applicable, supersede this information.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;
•	portions of our Definitive Proxy Statement on Schedule 14A, filed on April 12, 2013, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013;
•	our Current Reports on Form 8-K, filed with the SEC on February 3, 2014 and February 13, 2014; and
•	the description of our Class A shares contained in our registration statement on Form 8-A, filed with the SEC on February 2, 2007, and any amendment or report filed thereafter for the purpose of updating such information.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of the offering of the Class A shares under this prospectus, shall be deemed to be incorporated into this prospectus by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: Secretary
(212) 798-6100

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting any offer to buy any Class A shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

No statements herein, available on our website or in any of the materials we file with the SEC constitute or should be viewed as constituting an offer of any Fortress fund.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement (including information incorporated by reference in this prospectus and any accompanying prospectus supplement) may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, among other things, future events and financial performance. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus and any accompanying prospectus supplement (including information incorporated by reference in this prospectus and any accompanying prospectus supplement) are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various factors, including risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy, liquidity, and other factors discussed under “Risk Factors” in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any accompanying prospectus supplement and in other information contained in our publicly available SEC filings and press releases. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. Accordingly, you should not place undue reliance on any forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

FORTRESS INVESTMENT GROUP LLC

Fortress Investment Group LLC (“Fortress,” “we,” “us,” “our” or the “Company”) is a leading, highly diversified global investment management firm with approximately $61.8 billion in fee paying assets under management as of December 31, 2013. Fortress applies its deep experience and specialized expertise across a range of investment strategies - private equity, credit, liquid markets and traditional fixed income - on behalf of our over 1,500 institutional clients and private investors worldwide. We earn management fees based on the amount of capital we manage, incentive income based on the performance of our alternative investment funds, and investment income (loss) from our principal investments.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our managed funds primarily employ absolute return strategies - we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone - as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, Fortress invests capital in each of its alternative investment businesses. As of December 31, 2013, Fortress’s investments in and commitments to our funds were $1.5 billion, consisting of the net asset value of Fortress’s principal investments of $1.3 billion, and unfunded commitments to private equity funds and credit private equity funds of $0.2 billion.

As of December 31, 2013, we had 1,074 asset management employees, including approximately 276 investment professionals, at our headquarters in New York and our affiliate offices around the globe. Additionally, as of December 31, 2013, we had 1,250 employees at the senior living properties that we manage (whose compensation expense is reimbursed to us by the owners of the facilities).

We plan to grow our fee paying assets under management and will continue to seek to generate superior risk-adjusted investment returns in our funds over the long term. We are guided by the following key objectives and values:

•	introducing new investment products, while remaining focused on, and continuing to grow, our existing lines of business;
•	maintaining our disciplined investment process and intensive asset management; and
•	adhering to the highest standards of professionalism and integrity.

All of our business activities are conducted by, and all of our principal assets are held by, Fortress Operating Entity I LP (“FOE I”), FOE II (New), LP (“FOE II”) and Principal Holdings I LP (“Principal Holdings” and, together with FOE I and FOE II and their subsidiaries, the “Fortress Operating Group”). Fortress Investment Group LLC and the principals share in the profits (and losses) of FOE I, FOE II and Principal Holdings in proportion to their ownership interests. Fortress Operating Group units held by Fortress Investment Group LLC and the principals are economically identical in all respects. The principals receive distributions on their Fortress Operating Group units and do not receive any management fees or incentive fees from our funds.

Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105. Our telephone number is (212) 798-6100. Our website address is www.fortress.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our Class A shares involves risks. Before you invest in our Class A shares, in addition to the other information, documents or reports incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors described in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information and Incorporation By Reference” on page 2 of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from any offering of Class A shares by the selling shareholders.

We intend to use the net proceeds that we receive from any offering of Class A shares only to purchase an equivalent number of outstanding Fortress Operating Group units (and an equal number of Class B shares) from our principals. We may provide additional information on our use of net proceeds from the sale of Class A shares in a prospectus supplement.

SELLING SHAREHOLDERS

Our principals, Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz, and additional selling shareholders to be identified in the future may offer and sell from time to time Class A shares held by them. Additional information about the principals and information about any additional selling shareholders will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC that are incorporated by reference in this prospectus.

DESCRIPTION OF CLASS A SHARES

The following description discusses the general terms of the Class A shares being offered by this prospectus. The following description of certain terms of our Class A shares is a summary and is subject to our operating agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”). We urge you to read our operating agreement in its entirety.

The authorized capital stock of Fortress Investment Group LLC consists of one billion Class A shares, 750 million Class B shares and 250 million preferred shares. As of March 11, 2014, there were no preferred shares outstanding and 249,534,372 Class B shares outstanding. Of the one billion Class A shares authorized, 181,144,426 shares were outstanding as of March 11, 2014. As of March 11, 2014, 23,450,673 Class A shares were issuable pursuant to outstanding grants (net of forfeitures), and 68,362,956 Class A shares were available for future grants, in each case, under the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan.

Shares

Class A shares

Our Class A shares represent limited liability company interests in Fortress Investment Group LLC and entitle the holder thereof to such rights, powers and duties with respect to Fortress Investment Group LLC as are provided for under our operating agreement and the Delaware LLC Act, certain provisions of which are summarized in this prospectus. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares share ratably (based on the number of Class A shares held) in any dividend declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent partnership termination in which the Internal Revenue Service (“IRS”) has granted us limited relief each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Class B shares

Our Class B shares represent limited liability company interests in Fortress Investment Group LLC and entitle the holder thereof to such rights, powers and duties with respect to Fortress Investment Group LLC as are provided for under our operating agreement and the Delaware LLC Act, certain provisions of which are summarized in this prospectus. All of the Class B shares have been duly issued and are held by our principals and one senior employee. No holder of Class B shares is entitled to preemptive or redemption rights. The Class B shares, together with the Fortress Operating Group units, which are non-voting limited partner interests beneficially owned by the principals and a senior employee, are exchangeable on a one-for-one basis into Class A shares.

Voting Rights

The holders of our Class B shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of our Class B shares do not have any right to receive dividends other than dividends consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions.

Preferred shares

Our operating agreement authorizes our board of directors to establish one or more series of preferred shares representing limited liability company interests in Fortress Investment Group LLC. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our board of directors is able to determine, with respect to any series of preferred shares, the holders of terms and rights of that series, including:

•	the designation of any series of preferred shares;
•	the amount of preferred shares of any series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;
•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which distributions, if any, will be payable;
•	the redemption rights and price or prices, if any, for preferred shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;
•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class (other than Class B shares) or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;
•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and
•	the voting rights, if any, of the holders of the preferred shares of the series.

Miscellaneous

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares.

Listing

Our Class A shares are listed on the New York Stock Exchange under the symbol “FIG.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares is American Stock Transfer & Trust Company.

Operating Agreement

Organization and Duration

Our limited liability company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, and was subsequently renamed Fortress Investment Group LLC on February 1, 2007, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Relationship with Fortress Operating Group Entities

Under our operating agreement, we must receive the consent of the principals (who, together with one senior employee, own all of our Class B shares) before engaging in the following actions:

(i)	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our operating agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our operating agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the shareholders agreement entered into prior to the consummation of our initial public offering by and among Fortress and each of the principals (the “Shareholders Agreement”) or the Amended and Restated Exchange Agreement, dated March 1, 2011, by and among FIG Corp., FIG Asset Co. LLC, FOE I, Principal Holdings and each of the principals (the “Exchange Agreement”), and (h) any activities incidental to the foregoing;
(ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the company or any of its subsidiaries;
(iii)	owning any assets other than permitted equity interests, permitted indebtedness, and such cash and cash equivalents as the board of directors deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our operating agreement;
(iv)	disposing of any interest in FIG Corp., FIG Asset Co. LLC or the Fortress Operating Group, or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

(v)	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;
(vi)	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;
(vii)	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares or units of the company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares or units to outstanding Class B shares or units is maintained and (b) the company and all Fortress Operating Group entities have the same number of Class A and Class B shares or units outstanding;
(viii)	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time;
(ix)	permitting any Fortress Operating Group entity to issue any equity securities to the company or any of its subsidiaries unless the other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity;
(x)	causing the Fortress Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the company;
(xi)	preventing any Class B units from being converted into an equal number of Class A units by the Fortress Operating Group entities if, as a result of an exchange pursuant to the Exchange Agreement, we or our subsidiaries acquire any Class B units issued by the Fortress Operating Group; and
(xii)	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Fortress Operating Group and their subsidiaries) except pursuant to our operating agreement.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our Class A shares, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a Class A share or a Class B share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law (the “DGCL”), except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct, knowing violations of the law or acts or omissions that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Certain members of our board of directors are elected by our shareholders on a staggered basis. Our board of directors consists of eight directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II, and Class III directors will expire in 2014, 2015 and 2016, respectively. Any vacancy on the board of directors may be filled by a vote of the majority of the directors then in office.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares then entitled to vote at an election of directors. The vacancy in the board of directors caused by any such removal will be filled by a vote of the majority of directors then in office.

Expansion of Board of Directors

Our operating agreement provides that the number of directors which shall constitute the whole board of directors shall be determined from time to time by resolution adopted by a majority of the board of directors then in office, provided that, for so long as our principals (Peter Briger, Jr., Wesley Edens, Randal Nardone and Michael Novogratz) shall have the right to designate nominees to the board of directors under the Shareholders Agreement, the number of directors may not be increased without the consent of the principals.

Investing in FIG Asset Co. LLC

Our operating agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware

LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;
•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;
•	change the term of existence of our company; or
•	give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;
•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;
•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;
•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;
•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;
•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;
•	a change in our fiscal year or taxable year and related changes; and
•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;
•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;
•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or
•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If our board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the board of directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines the company should seek relief pursuant to Section 7704(e) of the Internal Revenue Code of 1986, as amended (the “Code”), to preserve the status of the company as a partnership for federal (and applicable state) income tax purposes, the company and each shareholder shall agree to adjustments required by the tax authorities, and the company shall pay such amounts as required by the tax authorities, to preserve the status of the company as a partnership.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year. For tax purposes, our fiscal year end is the same as for financial reporting purposes, although we may elect or could be required to change our year end for tax reporting purposes in the future. We have agreed to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. Therefore, shareholders should expect that they will need to apply for extensions of time to file their tax returns.

Anti-Takeover Effects, Our Operating Agreement

The following is a summary of certain provisions of our operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the interests held by shareholders.

Authorized but Unissued Shares

Our operating agreement authorizes us to issue one billion Class A shares, 750 million Class B shares and 250 million preferred shares for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares. However, the listing requirements of the NYSE, which apply so long as the Class A shares remain listed on the NYSE, require approval by shareholders of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A shares. These additional Class A shares or equity securities may be utilized for a variety of purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A shares and other equity securities could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute — Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Operating Agreement

Certain provisions of our operating agreement may make a change in control of our company more difficult to effect. Our operating agreement provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the first, second and third classes will expire in 2014, 2015 and 2016, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding Class A and Class B shares can elect all of the directors then standing for election currently, and the holders of the Class A shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. In addition, our operating agreement provides that directors may be removed with or without cause by holders of a majority of the total voting power of our outstanding Class A and Class B shares then entitled to vote at an election of directors.

Our operating agreement also provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Partner Units

As of March 11, 2014, there are 430,678,798 Fortress Operating Group units issued and outstanding, 181,144,426 of which are voting limited partner units beneficially owned by our intermediate holding companies and 249,534,372 of which are non-voting limited partner interests beneficially owned by our principals and one senior employee in the aggregate. The voting limited partnership units owned by our intermediate holding companies represent 100% of the voting interests in the Fortress Operating Group. One Fortress Operating Group Unit represents one limited partnership interest in each entity comprising the Fortress Operating Group. The net cash proceeds received by us from any issuance of Class A shares will be concurrently transferred to our intermediate holding companies, which will, in turn, then contribute the cash proceeds to the Fortress Operating Group entities in exchange for voting limited partnership interests that collectively equal a number of units equal to such number of Class A shares issued by us.

The voting limited partner units, held by the intermediate holding companies, have certain voting rights associated with them, including the exclusive right to (1) elect, remove and replace the general partner of each of the Fortress Operating Group entities, (2) dissolve any of the Fortress Operating Group entities, and (3) other traditional voting rights. The non-voting limited partnership interests, held by the principals, only have certain negative rights enumerated in the amended and restated partnership agreements of the Fortress Operating Group entities, such as protection against passage of amendments to such limited partnership agreements that would adversely affect the holders of non-voting limited partner interests without their consent.

Pursuant to the terms of the Exchange Agreement, each limited partnership unit not owned by us is effectively exchangeable on a one-for-one basis for Class A shares.

Amended and Restated Agreement of Limited Partnership of the Fortress Operating Group Entities

The amended and restated partnership agreements of FOE I and FOE II were entered into by FIG Corp. as the general partner and the principals as limited partners. The amended and restated partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general partner and the principals as limited partners. The amended and restated partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the amended and restated partnership agreements.

Management

The business and affairs of the limited partnership is managed exclusively by the general partner. The limited partners, in their capacity as limited partners, have no part in the management of the limited partnership and have no authority or right to act on behalf of or bind the limited partnership in connection with any matter. All determinations, decisions and actions made or taken by the general partner in accordance with the amended and restated partnership agreement are conclusive and absolutely binding upon the limited partnership and its partners.

Partnership Interests

All limited partner interests in the partnership are designated as common or preferred units. The common units are designated as either “Class A common units” or “Class B common units,” and, except as expressly provided in the partnership agreement, a Class A common unit and a Class B common unit entitles the holder thereof to equal rights, other than voting rights, under the amended and restated partnership agreement, including with respect to distributions. The general partner holds all of the Class A common units of the limited partnership, and our principals and one senior employee hold all of the Class B common units of the limited partnership. The only currently outstanding preferred units are “Class A preferred units,” which were issued only to Fortress principals participating in the Fortress Investment Group LLC Principals Compensation Plan (the “PCP”). The sole purpose of these Class A preferred units is to facilitate the making of any payments pursuant to the PCP.

From time to time, the general partner may establish other classes or series of units, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the limited partnership as may be determined by the general partner. Among other things, the general partner has authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of units; (b) the right of holders of each such class or series of units to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of units upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of units; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units. The total number of units that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Distributions

Subject to the terms of any additional classes or series of units established by the general partner, distributions will be made, after distributions for taxes, as and when determined by the general partner, to the partners in accordance with their respective Class A common units and Class B common units. The general partnership interest in the limited partnership held by the general partner will not entitle the general partner to receive any distributions. The general partner may cause the limited partnership to make distributions of cash, units or other assets or property of the limited partnership. No partner has the right to demand that the partnership distribute any assets in kind to such partner. Distributions are paid with respect to the Class A preferred units in accordance with the PCP.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (i) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to FOE I, FOE II and any other entities that FIG Corp. directly acquires an interest in, to the extent that as of the date of such acquisition FIG Corp., the principals and the senior employee, and their respective permitted transferees, own interests in such entity that are in proportion to their respective ownership interests in FOE I and FOE II on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset Co. LLC directly acquires an interest in, to the extent that as of the date of such acquisition FIG Asset Co. LLC, the principals and the senior employee, and their respective permitted transferees, own interests in such entity that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Class A common units, and (y) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Fortress equity securities (including a share split or combination, a distribution of additional Fortress equity securities, a conversion, redemption or exchange of such Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the amended and restated partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the amended and restated partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the Exchange Agreement, (ii) transfer units to a permitted transferee of such partner, or (iii) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Limitation on Partner Liability

The debts and liabilities of the limited partnership, whether arising in contract, tort or otherwise, are solely the debts and liabilities of the limited partnership, and no limited partner is obligated personally for any such debt, obligation or liability of the limited partnership solely by reason of being a limited partner. Pursuant to the Delaware Revised Uniform Limited Partnership Act, FIG Corp. or FIG Asset Co. LLC, as applicable, in its capacity as the general partner of a limited partnership, is liable for the debts and liabilities of the limited partnership to the extent that the limited partnership cannot satisfy such debts and liabilities out of its assets.

Indemnification and Exculpation

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are indemnified and held harmless by the limited partnership for and from any liabilities, losses, fees, penalties, damages, costs and expenses incurred by persons by reason of any act performed or omitted by such persons in connection with the affairs of the limited partnership in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the limited partnership. All indemnity claims will be paid out of partnership assets only and no limited partner has any personal liability for any such claims.

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are not liable to the limited partnership or any limited partner or any affiliate of any limited partner for any damages incurred by reason of any act performed or omitted by such person in good faith on behalf of the limited partnership in a manner reasonably believed to be in or not opposed to the best interests of the limited partnership. The general partner and its officer, directors and employees are fully protected in relying in good faith upon the records of the limited partnership and upon such information, opinions, reports or statements presented to the limited partnership by any person as to matters the general partner or its officers, directors or employees reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the limited partnership.

Dissolution

The limited partnership will be dissolved and its affairs will be wound up upon the first to occur of (i) the entry of a decree of judicial dissolution of the limited partnership under Section 17-802 of the Delaware Uniform Limited Partnership Act; and (ii) the determination of the general partner to dissolve the limited partnership. Except as provided in the amended and restated partnership agreement, the death, disability, resignation, expulsion, bankruptcy or dissolution of any partner or the occurrence of any other event which terminates the continued partnership of any partner in the partnership shall not cause the partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the general partner, the holders of a majority of the Class A common units in the aggregate may replace the general partner with another person or entity, who will become a successor general partner of the limited partnership, will be vested with the powers and rights of the general partner, and will be liable for all obligations and responsible for all duties of the general partner from the date of such replacement. The holders of Class B common units will not have the right to vote their Class B common units with respect to the removal of the general partner in the event of the bankruptcy of the general partner. Upon the winding up of the limited partnership, after payment in full of all amounts owed to the limited partnership’s creditors, and after payment in full of all amounts owed to holders of units having liquidation preferences, if any, the holders of Class A common units and Class B common units will be entitled to receive the remaining assets of the limited partnership available for distribution in accordance with and to the extent of positive balances in the respective capital accounts of such holders after taking into account certain adjustments.

Amendments

Except as may be otherwise required by law, the amended and restated partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class, and (iii) the consent rights of the principals may not be amended without the written consent of the principals that hold a majority of the Class B common units then owned by all principals and their permitted transferees.

Shareholders Agreement

Prior to the consummation of our initial public offering, we entered into the Shareholders Agreement with our principals. The Shareholders Agreement, as amended, provides the principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our board of directors, as well as registration rights for our securities that they own.

Principals’ Approval

The Shareholders Agreement provides that, so long as the principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our board of directors shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such principals, collectively:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;
•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;
•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;
•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;
•	the adoption of a shareholder rights plan;
•	any appointment of a chief executive officer or co-chief executive officer; or
•	the termination of the employment of a principal with us or any of our material subsidiaries without “cause.”

Board Representation

The Shareholders Agreement requires that we take all reasonably necessary action so that, as long as the principals and their permitted transferees beneficially own (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have six designees on the board of directors; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have five designees on the board of directors; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have four designees on the board of directors; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have two designees on the board of directors; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the board of directors shall have no obligation to nominate any individual that is designated by the principals.

Our operating agreement provides that we may not expand the size of our board of directors without the approval of holders of our shares representing greater than 50% of the total combined voting power of our shares.

Registration Rights

Demand Rights. We have granted to the principals registration rights that allow them at any time to request that we register the resale, under the Securities Act, of an amount of shares that they own representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, that they own. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which all principals which held “piggyback” rights (as described below) were given the opportunity to sell shares and which offering included at least 50% of the shares collectively requested by the principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a “Piggyback Registrable Amount”), the principal shall also have “piggyback” registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration. We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the Shareholders Agreement, and the principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this “clawback” obligation. The Shareholders Agreement contains our agreement to indemnify each of our principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the completion of our initial public offering, the principals entered into the Exchange Agreement with us, under which, at any time and from time to time, each principal (and each other party to the agreement) has the right to exchange a number of Fortress Operating Group units (i.e., a limited partner interest in each Fortress Operating Group entity) together with the corresponding Class B shares for an equal number of Class A shares. Upon an exchange of a Fortress Operating Group unit, the corresponding Class B share is cancelled and our interest in the Fortress Operating Group increases by the number of units exchanged. As a result of an amendment and restatement of this agreement in March 2011, a senior employee, who is not a principal and who then owned restricted partnership units that were convertible into Fortress Operating Group units, was added as a party.

Expense Allocation Agreement

We have entered into an expense allocation agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, are accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement

As described above, at any time and from time to time, each owner of a Fortress Operating Group unit has the right to exchange each of his Fortress Operating Group units (together with a corresponding Class B share) for one of our Class A shares in a taxable transaction. Certain of the Fortress Operating Group entities have made and others may make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the sale of the Class A shares to Nomura Investment Managers U.S.A. (“Nomura”) prior to our initial public offering (the “Nomura transaction”), also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange, and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Decisions made by the principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our principals could be material in amount. However, our principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;
•	The price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities is directly proportional to the price of the Class A shares at the time of the transaction;
•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and
•	The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of a portion of the principals’ Fortress Operating Group units as part of the Nomura and two other transactions resulted in an increase in the tax basis of the assets for which tax receivable payments could be made of approximately $818.4 million. As of December 31, 2013, we have made payments of principal and interest pursuant to the terms of the tax receivable agreement to the principals in an aggregate amount of approximately $100.4 million. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Director Independence

The NYSE rules generally require that the boards of most listed companies consist of a majority of “independent directors” and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board consist entirely of “independent directors.” Fortress, however, has elected to become a “controlled company” under the NYSE rules, and as a result, we are not required to comply with these requirements (other than the requirement that the audit committee of the Board consist entirely of independent directors).

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations of an investment in Class A shares. For purposes of this section, under the heading “Certain U.S. Federal Tax Considerations,” references to “Fortress,” “we,” “our,” and “us” mean only Fortress Investment Group LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This summary does not purport to be a comprehensive discussion of all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular holder of our Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of our Class A shares subject to special treatment under the U.S. federal income tax laws, such as:

•	banks or other financial institutions;
•	dealers in securities or currencies;
•	regulated investment companies and real estate investment trusts (“REITs”);
•	insurance companies;
•	persons holding shares as part of a hedging, integrated or conversion transaction or a straddle;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	charitable remainder unit trusts;
•	common trust funds; or
•	persons liable for the alternative minimum tax;

and, except to the extent discussed below:

•	tax-exempt organizations;
•	mutual funds; and
•	a person that is neither a U.S. person (as defined below) nor an entity treated as a partnership for U.S. federal income tax purposes (a “non-U.S. person”).

In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of our Class A shares will hold their Class A shares as capital assets. The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein. Partners in partnerships purchasing the Class A shares should consult their tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Moreover, no advance rulings have been or will be sought from the IRS regarding any matter discussed in this prospectus. Accordingly, holders of our Class A shares are urged to consult their own tax advisors to determine the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CLASS A SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING CLASS A SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF CLASS A SHARES AND OF OUR TREATMENT FOR FEDERAL INCOME TAX PURPOSES AS A PARTNERSHIP, AND NOT AS AN ASSOCIATION OR A PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION.

Taxation of the Company

Taxation of Fortress. While we are organized as a limited liability company and intend to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will so qualify as a partnership for any particular year. Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). No assurance, however, can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below), if we are required to register under the Investment Company Act of 1940 or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed such stock to the holders of Class A shares in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “Taxation of Non-U.S. Persons”) so long as at that time (or, if applicable, the date on which the election to be treated as a corporation is effective) we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby materially reducing the amount of any cash available for distribution to holders. The net effect of such treatment would be, among other things, to subject the income from FIG Asset Co. LLC to corporate-level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a “publicly traded partnership” (as defined in the Code), it will be treated and taxed as a corporation for U.S. federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act of 1940. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We estimate that most of our investments will earn interest, dividends, capital gains and other types of qualifying income. We currently expect that a portion of our income will constitute either “Subpart F” income derived from CFCs or QEF Inclusions (in each case, as defined under “Taxation of Holders of Class A Shares” below). While we believe that such income constitutes qualifying income, no assurance can be given that the IRS will agree with such position. No assurance can be given as to the types of income that will be earned in any given year.

While we are treated as a publicly traded partnership, we will manage our investments so that we satisfy the qualifying income exception to the extent reasonably possible. There can be no assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments as are required by the IRS. Under our operating agreement, each holder of our Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

Despite our classification as a partnership, a significant portion of our income will be derived through FIG Corp., which will be subject to corporate income taxes.

Taxation of FIG Corp. FIG Corp., our wholly-owned subsidiary, is taxable as a corporation for U.S. federal income tax purposes and therefore we, as the holder of FIG Corp.’s common stock, will not be taxed directly on the earnings of FIG Corp.’s subsidiaries. Distributions of cash or other property that FIG Corp. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from FIG Corp.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by FIG Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in FIG Corp.’s common stock, and thereafter will be treated as a capital gain.

As general partner of FOE I, FIG Corp. will incur U.S. federal income taxes on its allocable share of any net taxable income of FOE I. In accordance with the applicable partnership agreement, we will cause the applicable Fortress Operating Group entities to distribute cash on a pro rata basis to holders of Fortress Operating Group units (that is, FIG Corp. and the principals) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of FIG Asset Co. LLC. FIG Asset Co. LLC is our wholly-owned limited liability company. As a single member limited liability company that has not elected to be treated as a corporation for U.S. federal income tax purposes, FIG Asset Co. LLC will be treated as an entity disregarded as a separate entity from us for U.S. federal income tax purposes. Accordingly, all the assets, liabilities, and items of income, deduction, and credit of FIG Asset Co. LLC will be treated as our assets, liabilities, and items of income, deduction, and credit.

Nature of FIG Asset Co. LLC’s Business Activities. FIG Asset Co. LLC will invest directly or indirectly in a variety of assets and otherwise engage in activities and derive income that is consistent with the qualifying income exception discussed above.

Investment Structures. To manage our affairs so as to meet the “qualifying income exception” for the publicly traded partnership rules (discussed above), FIG Asset Co. LLC and its subsidiary entities may structure certain investments through entities classified as corporations for U.S. federal income tax purposes. Such investment structures will be entered into to create a structure that generally is tax-efficient for holders. However, because holders could be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all holders to the same extent, and may even impose additional tax burdens on some holders. As discussed below, if the entities are non-U.S. corporations, they may be considered PFICs or CFCs (in each case, as defined under “Taxation of Holders of Class A Shares” below), the consequences of which are described below. If the entities are U.S. corporations, they would be subject to U.S.

federal income tax on their operating income, including any gain recognized on their disposal of their investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to such tax, whether the corporations are U.S. or non-U.S. corporations.

Personal Holding Companies. FIG Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities, income from certain personal services contracts, and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our Class A shares. Consequently, FIG Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If FIG Corp.’s income fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that FIG Corp. will not become a PHC following this offering or in the future.

If FIG Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax (currently at a rate of 20%) on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. Based upon the nature of our expected income, we do not expect that 60% of FIG Corp.’s income will be PHC income. Consequently, FIG Corp. should not be subject to the PHC tax on undistributed PHC income. If, however, FIG Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their federal income tax liability.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S. federal income tax liability. Instead, each holder in computing such holder’s U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Distributions we receive from FIG Corp. that are taxable as dividend income to the extent of FIG Corp.’s current and accumulated earnings and profits and that are allocable to individual holders of Class A shares who are U.S. persons will be eligible for a reduced rate of tax as qualified dividend income, provided that certain holding period requirements are satisfied.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) will be allocated among the holders of Class A shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A holder’s allocable share of such items will be determined by the operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the holder’s interest in us. If the allocations provided by our agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. Some of the investment practices authorized by our operating agreement could be subject to special provisions under the Code that, among other things, may affect the timing and character of the gains or losses recognized by us. These provisions may also require us to accrue original issue discount or be treated as having sold securities for their fair market value, both of which may cause us to recognize income without receiving cash with which to make distributions. To the extent that there is a discrepancy between our recognition of income and our receipt of the related cash payment with respect to such income, income likely will be recognized prior to our receipt and distribution of cash. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the holder for the year, thus giving rise to an out-of-pocket payment by the holder.

Section 706 of the Code provides that items of partnership income and deduction must be allocated between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements.

If our conventions are not allowed by the Treasury Regulations or other subsequently issued guidance (or apply only to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. We are authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (i) distributions from us, (ii) the holder’s allocable share of items of our deduction and loss, and (iii) the holder’s allocable share of the reduction in our liabilities, if any.

Subject to the discussion below under “−Limitation on Deductibility of Our Losses,” a holder is allowed to deduct its allocable share of our losses (if any) only to the extent of such holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A shares below zero, the recognition of such losses by such holder would be deferred to subsequent taxable years and would be allowed if and when such holder had sufficient tax basis so that such losses would not reduce such holder’s adjusted tax basis below zero.

Holders who purchase Class A shares in separate transactions must combine the basis of all Class A shares and maintain a single adjusted tax basis for all Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Except as described below, such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similarly to cash distributions for U.S. federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including any deemed cash distributions from us resulting from any reduction in the holder’s allocable share of our liabilities, as described above) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the holder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided his shares are divided into identifiable shares with ascertainable holding periods, the selling holder can identify the portion of the shares transferred, and the selling holder elects to use the identification method for all sales or exchanges of our shares.

Holders should review carefully the discussions below under the subheadings titled “Passive Foreign Investment Companies” and “Controlled Foreign Corporations.”

Non-U.S. persons should review carefully the discussion below under the subheading titled “Non-U.S. Persons” regarding the tax treatment of interests in REITs or stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (such corporation a “United States Real Property Holding Corporation” or “USRPHC”).

Limitation on Deductibility of Capital Losses. Any capital losses generated by us will be deductible by holders who are individuals only to the extent of such holders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us will be deductible by corporate holders to the extent of such holders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Holders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Our Losses. A holder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by us in excess of the adjusted tax basis of such holder’s Class A shares. In addition, the Code restricts individuals, certain non-corporate taxpayers and certain closely held corporations from taking into account for U.S. federal income tax purposes any of our net losses in excess of the amounts for which such holder is “at risk” with respect to its interest as of the end of our taxable year in which such loss occurred. The amount for which a holder is “at risk” with respect to its interest is equal to its adjusted tax basis for such interest, less any amounts borrowed: (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed to the extent of the holder’s at risk amount in subsequent years.

We generally will not generate income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder may not be offset by the passive losses of such holder and losses allocated to a holder may not be used to offset passive income of such holder. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitation on Interest Deductions. The deductibility of an individual and other non-corporate holder’s “investment interest expense” is limited to the amount of that holder’s “net investment income.” Investment interest expense would generally include the holder’s allocable share of interest expense incurred by us, if any, and investment interest expense incurred by the holder on any loan incurred to purchase or carry Class A shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income, unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitation on Deduction of Certain Other Expenses. For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible only to the extent that they exceed 2% of the adjusted gross income of the taxpayer. We may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions. In addition, miscellaneous itemized deductions are not deductible for purposes of computing a taxpayer’s alternative minimum tax liability.

In general, neither we nor any holder may deduct organizational or syndication expenses. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we have not made, and will not make, such an election. Syndication fees (i.e., expenditures made in connection with the marketing and issuance of the Class A shares) must be capitalized and cannot be amortized or otherwise deducted.

Holders are urged to consult their tax advisors regarding the deductibility of expenses incurred by us.

Foreign Tax Credit Limitation. Holders will generally be entitled to a foreign tax credit for U.S. federal income tax purposes with respect to their allocable shares of creditable foreign taxes paid on our income and gains (other than income and gains recognized by FIG Corp. or its subsidiaries). Complex rules may, depending on a holder’s particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, a holder may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Foreign Currency Gain or Loss. Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss for U.S. federal income tax purposes. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or “RICs,” for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is the relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future investments, but our partnership currently is not a “qualifying publicly traded partnership.” However, we currently expect to operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, exempt from U.S. federal income taxation, may nevertheless be subject to

“unrelated business income tax” to the extent, if any, that its allocable share of our income consists of unrelated business taxable income (“UBTI”). A tax-exempt partner of a partnership that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

While we expect to manage our activities so as to avoid a determination that we are engaged in a trade or business, thereby limiting the amount of UBTI that is realized by tax-exempt holders of our Class A shares, there can be no assurance that the IRS will not assert successfully that we are so engaged in a trade or business. However, we will not make investments through taxable U.S. corporations solely for the purpose of limiting UBTI from “debt-financed” property and, thus, an investment in Class A share will give rise to UBTI, in particular from “debt-financed” property, to certain tax-exempt holders. For example, FIG Asset Co. LLC will invest or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow through basis, that will incur indebtedness. It is also possible that FIG Asset Co. LLC may borrow funds from FIG Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property.

Tax-exempt holders are urged to consult their tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies. A non-U.S. entity will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if (i) such entity is treated as a corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. person will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership. When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a PFIC and the tax consequences related thereto. It is possible, however, that FIG Asset Co. LLC will acquire or otherwise own interests in PFICs.

Except as described below, we will make, where possible, an election (a “QEF Election”) with respect to each entity treated as a PFIC to treat such non-U.S. entity as a qualified electing fund (“QEF”) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, we will be required to include in our gross income each year our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, whether or not we receive cash in respect of its income. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. A holder may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned through FIG Asset Co. LLC that is treated as a PFIC will not, however, pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual holders who are U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed.

Alternatively, in the case of a PFIC that is a publicly-traded foreign corporation, an election may be made to “mark to market” the stock of such foreign corporation on an annual basis. Pursuant to such an election, a holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year, and may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of ours or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, a portion of the gain on the disposition of the Class A shares by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A shares or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations. A non-U.S. entity will be treated as a controlled foreign corporation (“CFC”) if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns, or is deemed to own, 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each holder of our Class A shares generally may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in its Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. See “Taxation of Holders of Class A Shares on Our Profits and Losses.” Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a holder of our Class A shares from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “Passive

Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then holders of our Class A shares may be subject to the PFIC rules. The interaction of these rules is complex, and holders are urged to consult their tax advisors in this regard.

Medicare Tax. Holders who are U.S. persons and are individuals, estates or trusts are subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in our common units will be included in a holder’s “net investment income” subject to this Medicare tax.

Alternative Minimum Tax. Individual and corporate taxpayers have potential liability for alternative minimum tax. Since such liability is dependent upon each holder’s particular circumstances, holders of Class A shares should consult their tax advisors concerning the alternative minimum tax consequences of being a holder of Class A shares.

U.S. Federal Estate Taxes for U.S. Persons. If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then U.S. federal estate tax may be payable in connection with the death of such person. Individual holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as our treatment under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

FIG Asset Co. LLC will, directly or indirectly, invest or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow-through basis, and which may therefore result in a portion of our income being properly treated as effectively connected income with respect to holders who are non-U.S. persons. In addition, while it is expected that our method of operation through FIG Asset Co. LLC will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to holders who are non-U.S. persons. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in our Class A shares in such year, such holder generally would be (i) subject to withholding on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. federal income tax on such sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code, non-U.S. persons are subject to U.S. federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a United States Real Property Holding Corporation. Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We have made and may, from time to time, make certain investments through FIG Asset Co. LLC that could constitute investments in U.S. real property or USRPHCs. If we make such investments, each non-U.S. person will be subject to U.S. federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest (including dividends from REIT investments and REIT liquidating distributions that are attributable to gains from the sale of U.S. real property) and will be subject to the filing requirements regarding effectively connected income discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

U.S. Federal Estate Taxes for Non-U.S. Persons. Holders who are individual non-U.S. persons will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as the Class A shares) will be considered U.S.-situs property. Accordingly, holders who are non-U.S. persons may be subject to U.S. federal estate tax on all or a portion of the value of the Class A shares owned at the time of their death. Individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Administrative Matters

Tax Matters Partner. One of our principals will act as our “tax matters partner.” Our tax matters partner has the authority to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit. Our board of directors will have the authority, subject to certain restrictions, to appoint another principal or Class A shareholder to act as our tax matters partner.

Tax Elections. Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of a Class A share by sale or exchange or as a result of the death of a holder. Pursuant to the terms of the operating agreement, the board of directors, in its sole discretion, is authorized to direct us to make such an election. Such an election, if made, can be revoked only with the consent of the IRS. We currently do not intend to make the election permitted by Section 754 of the Code.

Without a Section 754 election, there will be no adjustment for the transferee of Class A shares even if the purchase price of those shares is higher than the transferor’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale by us of an asset, gain allocable to the transferee would include built-in gain allocable to the transferor at the time of the transfer. Moreover, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in that portion of such assets attributable to such shares.

In addition, with respect to various partnership tax accounting and reporting elections, there is little legal authority concerning the mechanics of various partnership calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating holders’ allocable shares of income, loss, and deduction. It is possible that the IRS could assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations or are impermissible, which could result in an adjustment to holders’ income or loss. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have undergone a “constructive termination” for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. We believe that we had a constructive termination in connection with the repurchase of 60.6 million Class A shares from Nomura on February 13, 2014, and we intend take such steps as are required on account of that termination. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief, each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Information Returns. We have agreed to furnish to holders as promptly as possible after the close of our taxable year tax information (including Schedule K-1), which describes their allocable share of our income, gain, loss and deduction for our preceding taxable year. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. Therefore, holders of our Class A Shares should expect that they will need to apply for extensions of time to file their tax returns. There can be no assurance for holders that are not U.S. persons that this information will meet the compliance requirements in such holders’ own jurisdictions.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. Holders may be subject to substantial penalties if they fail to comply with such information reporting requirements. Holders should consult with their tax advisors regarding such information reporting requirements.

Audits. We may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year’s tax liability, and possibly may result in an audit of such holder’s tax returns. Any audit of holders’ tax returns could result in adjustments not related to our tax returns as well as those related to our tax returns.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest of our partnership changes to a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two-year period, we will be required to change our tax year to the tax year of that group of partners. We currently have a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Withholding. If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. Any such payments will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. On a quarterly basis, we provide brokers with sufficient information through a "qualified notice" to allow such brokers to withhold the appropriate amounts. It is possible that the IRS could challenge our method of withholding (or calculation), and then determine that insufficient amounts had been withheld from distribution. We would then be required to pay additional amounts to the IRS.

Backup Withholding. For each calendar year, we will report to holders and to the IRS the amount of distributions that we pay and the amount of U.S. federal income tax (if any) that we withhold on these distributions. Under the backup withholding rules, a holder may be subject to backup withholding with respect to distributions paid unless (i) such holder is a corporation or falls within another exempt category and demonstrates this fact when required or (ii) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. An exempt holder should indicate its exempt status on a properly completed IRS Form W-8BEN (or other applicable Form W-8) or W-9, as applicable. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to holders will be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund.

If holders do not timely provide an IRS Form W-8 or W-9, as applicable, or such form is not properly completed, such holders may become subject to U.S. backup withholding in excess of what would have been imposed had we received certification from all holders. In certain circumstances, we may be subject to excess U.S. backup withholding, which will be treated by us as an expense that will be borne by all holders on a pro rata basis (because we are or may be unable to cost efficiently allocate any such excess withholding cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements. Legislation enacted in 2010 (commonly known as FATCA) and existing guidance issued thereunder will require withholding at a rate of 30% after June 30, 2014 on any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, and, after December 31, 2016, on gross proceeds from the sale of any property that can produce interest or dividends from sources within the United States, in each case paid to (i) certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) a non-financial foreign entity, unless such entity certifies to us that such entity does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the U.S. Treasury Department. An intergovernmental agreement between the

United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Holders are encouraged to consult their tax advisors regarding the possible implications of this legislation on their investment in our Class A shares.

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly holders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly a holder’s tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, holders may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Taxes in State, Local and Non-U.S. Jurisdictions. In addition to U.S. federal income tax consequences, holders of our Class A shares may be subject to potential state and local taxes, including income, franchise or other taxes, in jurisdictions in which certain of our investments are located or operate and may be required to file tax returns in those jurisdictions. In certain jurisdictions, we may be required to withhold certain state and local taxes on behalf of holders. In addition, income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If a holder wishes to claim the benefit of an applicable income tax treaty, such holder may be required to submit information to tax authorities in such jurisdictions. These foreign taxes may not be fully creditable by holders for U.S. federal income tax purposes, given the complex set of limitations and restrictions on the use of foreign tax credits (as discussed above under “Foreign Tax Credit Limitations”). Holders should consult their tax advisors regarding the state, local and non-U.S. tax consequences of an investment in us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or holders of our Class A Shares will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could, for example, make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, or change the character or treatment of portions of our income.

A number of legislative proposals have been considered by past Congresses that would have characterized some or all of the income recognized from carried interests as ordinary income and would have treated such income as non-qualifying income under the publicly traded partnership rules, thereby precluding us from qualifying for treatment as a partnership for U.S. federal income tax purposes after a transition period. Most recently, Representative Camp, Chairman of the House Ways and Means Committee, released a discussion draft of proposed legislation that would, among other things, prevent us from qualifying for treatment as a partnership for years beginning after 2016 and characterize some or all of the income we may earn from carried interests as ordinary income for years beginning after 2014.

States, including New York, have also considered legislation to increase taxes with respect to carried interests and, as a result of widespread budget deficits, several states have evaluated proposals to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation.

If the carried interest proposals or Chairman Camp's proposal described above were to be enacted into law or any other change in the tax laws, rules, regulations or interpretations were to preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules or otherwise impose additional taxes, Class A shareholders would be negatively affected because we would incur a material increase in our tax liability as a public company, which likely would result in a reduction in the value of our Class A shares.

Our organizational documents and agreements permit the board of directors to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO FORTRESS AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER AND, IN REVIEWING THIS PROSPECTUS, THESE MATTERS SHOULD BE CONSIDERED. HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

ERISA CONSIDERATIONS

General

A plan fiduciary considering an investment in our Class A shares should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar federal, state or local law. ERISA and the Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA,
•	plans described in Section 4975(e)(1) of the Code, including retirement accounts and Keogh Plans,
•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities, and
•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the Code.

Prohibited Transaction Regulations Under ERISA and the Code

ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and Section 4975 of the Code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

Fortress and each of its affiliates may be a “party in interest” or a “disqualified person” with respect to plans that purchase, or whose assets are used to purchase, our Class A shares. As a consequence, the acquisition of Class A shares with the assets of any such plan could be treated as or give rise to a prohibited transaction under ERISA or the Code.

There are, however, a number of statutory and administrative exemptions that could be applicable to the acquisition of the Class A shares, including (i) the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with non-fiduciary service providers; (ii) Prohibited Transaction Class Exemption (“PTCE”) 84-14 for certain transactions determined by independent “qualified professional asset managers”; (iii) PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; (iv) PTCE 91-38 for certain transactions involving bank collective investment funds; (v) PTCE 96-23 for certain transactions determined by “in-house asset managers”; and (vi) PTCE 95-60 for certain transactions involving insurance company general accounts.

In addition, if a fiduciary were to acquire the Class A shares for its own interest or for its own account, such fiduciary could be treated as having an interest in Fortress that could affect such fiduciary’s best judgment as a fiduciary. Accordingly, if, subsequent to such acquisition, such a fiduciary were to cause a plan to invest in a fund that was managed by Fortress or any of its affiliates or otherwise enter into a transaction with Fortress or any of its affiliates, such fiduciary might have to take steps to neutralize the impact of such interest in connection with such investment or transaction in order to avoid the occurrence of a non-exempt prohibited transaction.

In view of the foregoing, fiduciaries who are considering investing in Fortress interests should consult their own legal advisors as to whether such purchases could result in liability under ERISA or the Code.

The Plan Assets Regulation

The term “plan assets” is defined by Section 3(42) of ERISA and a regulation issued by the Department of Labor (the “Plan Assets Regulation”). A plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity, unless certain exceptions apply. Accordingly, the operations of such an entity could result in a prohibited transaction under ERISA and the Code. Under the Plan Assets Regulation, if a plan acquires an equity interest that is a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets of such plan. A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and is either:
•	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or
•	sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

In addition, under the Plan Assets Regulation, if a plan acquires an equity interest in an entity that is an “operating company” the issuer of the security is not deemed to hold plan assets of such plan. For purposes of the Plan Assets Regulations, an “operating company” is defined to include any entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

The term “operating company” also includes an entity that is a “venture capital operating company.” Generally, an entity will be considered a “venture capital operating company” (a “VCOC”) if:

•	50% or more of its assets (other than short-term investments pending long-term commitment), valued at cost, are invested in operating companies (other than another VCOC) as to which the entity has or obtains “management rights,” which are defined as contractual rights to substantially participate in, or substantially influence the conduct of, the management of the operating company; and
•	the entity, in the ordinary course of its business, actually exercises such “management rights” at least annually with respect to one or more of the operating companies in which it invests.

Our Class A shares as “Publicly-Offered Securities”

Our Class A shares currently meet the above criteria and it is anticipated that the Class A shares being offered hereby will continue to meet the criteria of publicly-offered securities.

Continued applicability of the “publicly-offered security” exception or the applicability of another exception to the Plan Assets Regulation with respect to the Class A shares will be discussed in a prospectus supplement.

General Investment Considerations

Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account) considering the purchase of the Class A shares should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of making an investment in the Class A shares with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code,
•	whether the fiduciary has the authority to make the investment,
•	the composition of the plan’s portfolio with respect to diversification by type of asset,
•	the plan’s funding objectives,
•	the tax effects of the investment,
•	whether our assets would be considered plan assets, and
•	whether, under the general fiduciary standards of investment prudence and diversification an investment in the Class A shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

Governmental, Foreign and Church Plans

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nonetheless be subject to other federal, state, local or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code. In addition, any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code. Fiduciaries of such plans should consult with their counsel before purchasing any of the Class A shares.

The discussion of ERISA and Section 4975 of the Code contained herein is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings, and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE CLASS A SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL, FOREIGN OR CHURCH PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) IS STRONGLY URGED TO CONSULT ITS OWN LEGAL, TAX AND ERISA ADVISERS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT. EACH SUCH INVESTOR, BY ACQUIRING ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS, SHALL BE DEEMED TO REPRESENT THAT ITS ACQUISITION OF SUCH SECURITIES DOES NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION OF ANY SUBSTANTIALLY SIMILAR FEDERAL, STATE OR LOCAL LAW.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, of Class A shares by us or the selling shareholders. We or the selling shareholders may sell shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the NYSE, or such other national securities exchange or automated interdealer quotation system on which our Class A shares are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, hedging transactions, or in transactions in which shares may be delivered in connection with the issuance of securities by issuers other than Fortress Investment Group LLC that are exchangeable for or payable in such shares, distributions to beneficiaries of the selling shareholders or a combination of such methods of sale or by any other legally available means, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We or the selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, as the case may be, or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.

We or the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions who may resell the securities offered hereby pursuant to this prospectus (as supplemented or amended to reflect the transaction).

If shares are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Depending upon the circumstances of any sale hereunder, any underwriter or broker-dealer who acts in connection with the sale of shares hereunder may be deemed to be “underwriters,” within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

The anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales by the selling shareholders in the market.

In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

We have agreed to pay all expenses in connection with the registration of the shares being offered hereby. In connection with sales by selling shareholders, such selling shareholders are responsible for paying broker’s commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of selling shareholders’ counsel. We have agreed to indemnify the selling shareholders against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including liabilities under the Securities Act. We or the selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

If we enter into, or if we are notified by a selling shareholder that such selling shareholder has entered into, any material arrangement with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) if applicable, the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Class A shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of the Class A shares, the validity of the Class A shares offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP also may provide opinions regarding other matters. Any underwriters also will be advised about legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fortress Investment Group LLC appearing in Fortress Investment Group LLC’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Fortress Investment Group LLC’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Fortress Investment Group LLC management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Fortress Investment Group LLC

PROSPECTUS

March 12, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (all of which will be borne by the registrant) incurred in connection with the issuance and distribution of the Class A shares being registered, other than underwriting discounts and commissions (if any).

Amount to be Paid
SEC Registration Fee	$ *
FINRA Filing Fee	**
Accounting Fees and Expenses	**
Legal Fees and Expenses	**
Printing Expenses	**
Total	$ **

*	To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of Class A shares under this registration statement pursuant to Rule 457(r).
**	These fees cannot be estimated at this time, as they are calculated based on the Class A shares offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the Class A shares being offered will be included in the applicable prospectus supplement.

Item 15.    Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the certificate of formation, as amended, and operating agreement of Fortress Investment Group LLC (the “registrant”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference to the certificate of formation, as amended, the operating agreement, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers. We currently maintain directors and officers liability insurance for our directors and officers.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL, except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct, knowing violations of the law or acts or omissions that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of Fortress’s indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    List of Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
4.1	Certificate of Formation of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 3.1).
4.2	Certificate of Amendment to Certificate of Formation of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 3.2).
4.3	Fourth Amended and Restated Limited Liability Company Agreement of the Registrant (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009 (File No. 001-33294), Exhibit 3.3).
4.4	Specimen Certificate evidencing the Registrant’s Class A shares (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 4.1).
4.5	Form of Shareholders Agreement, by and among the Registrant, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 4.2).
5.1	Legality Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm**
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**
24.1	Powers of Attorney (included as part of the signature pages hereto)**

*	To be filed, if necessary, as an exhibit to a Current Report on Form 8-K of the Registrant and incorporated herein by reference.
**	Filed herewith.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of March, 2014.

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Randal A. Nardone
	Name:	Randal A. Nardone
	Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel N. Bass and David N. Brooks, and each of them severally, as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 to be filed in connection with the offering of securities of Fortress Investment Group LLC, and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Randal A. Nardone	Chief Executive Officer and Director	March 12, 2014
Randal A. Nardone

/s/ Daniel N. Bass	Chief Financial Officer	March 12, 2014
Daniel N. Bass

/s/ John A. Konawalik	Principal Accounting Officer	March 12, 2014
John A. Konawalik

/s/ Wesley R. Edens	Co-Chairman of the Board of Directors	March 12, 2014
Wesley R. Edens

/s/ Peter L. Briger, Jr.	Co-Chairman of the Board of Directors	March 12, 2014
Peter L. Briger, Jr.

/s/ Michael E. Novogratz	Director	March 12, 2014
Michael E. Novogratz

/s/ Richard N. Haass	Director	March 12, 2014
Richard N. Haass

/s/ Douglas L. Jacobs	Director	March 12, 2014
Douglas L. Jacobs

/s/ David B. Barry	Director	March 12, 2014
David B. Barry

/s/ George W. Wellde, Jr.	Director	March 12, 2014
George W. Wellde, Jr.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
4.1	Certificate of Formation of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 3.1).
4.2	Certificate of Amendment to Certificate of Formation of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 3.2).
4.3	Fourth Amended and Restated Limited Liability Company Agreement of the Registrant (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009 (File No. 001-33294), Exhibit 3.3).
4.4	Specimen Certificate evidencing the Registrant’s Class A shares (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 4.1).
4.5	Form of Shareholders Agreement, by and among the Registrant, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz (incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-138514), Exhibit 4.2).
5.1	Legality Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm**
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**
24.1	Powers of Attorney (included as part of the signature pages hereto)**

*	To be filed, if necessary, as an exhibit to a Current Report on Form 8-K of the Registrant and incorporated herein by reference.
**	Filed herewith.